Exhibit 10.9

Director Compensation (effective January 1, 2007)

Monthly Fees

Monthly Fee	$500

Committee Fees

Each member of a Board Committee shall receive $100 per meeting, excluding Loan Committee Meetings.

Equity Compensation

Each director is also eligible to receive non-qualified stock option awards pursuant to New Peoples’ 2001 Stock Option Plan, in the discretion of the board of directors. No stock options were granted during 2007.